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Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

        SEPARATION AGREEMENT ("Agreement") made and entered into on March 31, 2005 between Les Bider ("you") and Warner Music Group Inc. ("Company").

        In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

          1.    Your employment with Company shall end effective the "Employment End Date" (as defined below). As of the Employment End Date, the employment agreement (the "Employment Agreement") between you and Company dated March 22, 1999, as of January 1, 1999, as amended by letter agreements dated May 31, 2001 effective January 1, 2001, February 14, 2002 effective January 1, 2002 and July 31, 2002 shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Agreement. As of the Employment End Date, your employment shall terminate for purposes of the WMG Parent Corp. Stock Option Agreement dated as of September 30, 2004 between you and WMG Parent Corp. (the "Option Agreement"). The "Employment End Date" shall mean the date so designated in a written notice given after the date hereof by either party to the other party, which date shall be not less than 30 days after the date on which such notice is given.

          2.    (a) Subject to your compliance with the terms of this Agreement:

            (i)    Company shall promptly after the Employment End Date, pay you:

              (A)    A severance payment in an amount equal to $2,602.74 multiplied by the number of days during the period from the Employment End Date to December 31, 2005 (the "Payment Period"); and

              (B)    An additional severance payment in the amount of $1,000,000.

            (ii)    Company shall pay to you, not later than January 31, 2006, an annual bonus with respect to 2005 in the amount of $960,000.

            (iii)    During the Payment Period, Company shall pay you severance in the form of payments at the rate of $80,000 per annum (less required withholding).

            (iv)    Company shall continue to provide you and your dependent family members (to the extent such individuals are eligible for such coverage under the terms of the applicable programs) with coverage under Company's medical and dental plans until the earlier of (i) the end of the Payment Period or (ii) the date as of which you become eligible for a medical insurance plan offered by a subsequent employer.

            (v)    During the Payment Period, you shall continue to participate in Company's life insurance and 401(k) plans as if you were a full time employee of Company, subject to the terms and conditions of each such plan.

          (b)    The Company shall pay you any accrued and unused vacation time through the Employment End Date.

          (c)    The Company shall pay you the remaining $250,000 portion of your "Restructuring Bonus" (less required withholding) at such time as the remaining portions of Restructuring Bonuses are paid to Restructuring Bonus recipients generally, but in no event later than January 31, 2006.

          All payments to you hereunder shall be payable in accordance with the regular payroll practices of the Company, and shall be subject to required withholding. You shall have no duty to mitigate Company's damages by seeking other employment, and Company shall have no right to reduce the amounts payable to you under this Agreement in the event that you obtain other earnings.

          3.    In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on January 1, 2006. Further information regarding COBRA's coverage, including enrollment forms and premium quotations, will be sent to your separately.

          4.    (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the "Company Group") from all claims, causes of action, lawsuits and demands, attorney's fees, expenses or other compensation ("Claims") which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, or under the Option Agreement, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages or other compensation, (including, but not limited to, all Claims in connection with the Option Agreement or any other long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

            (b) The Company Group, in exchange for the consideration embodied in this Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

          5.    Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

          6.    You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

          7.    (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior written approval of Company, discuss any "Company Topic" (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. "Company Topic" shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

            (b) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you (except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants).

            (c) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

            (d) You agree to cooperate reasonably with Company and its legal representatives in connection with any litigation relating to Company; provided that Company shall be responsible with any resulting expenses which you may incur.

          8.    For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) call upon, solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or (b) discuss or negotiate employment with or offer employment to any individual employed by Company or an affiliate of Company.

          9.    To the extent that you have performed your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to all liabilities, damages, costs, reasonable expenses, final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of, or in any way relating to, the performance of your duties as an employee of Company; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation. Company will, at Company's expense, provide defense counsel selected by Company. Company shall consider in good faith any views that you express regarding choice of counsel; provided that selection of counsel shall remain in Company's sole discretion. You agree to cooperate in connection with any such litigation.

          10.    You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

          11.    (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained an attorney for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement. You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

            (b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void. The provisions of this Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Agreement by you.

          12.    It is Company's and your intention that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every matter hereinabove referred to. You and Company acknowledge that you and Company are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

    You and Company waive and relinquish any right and benefit which you and Company have or may have under Section 1542 to the full extent that you and Company may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

          13.    This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

          14.    This Agreement shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State.

          IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

/s/ LESLIE BIDER Leslie Bider
WARNER MUSIC GROUP INC.
By:	/s/ ILLEGIBLE

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SEPARATION AGREEMENT AND RELEASE